Exhibit 10.1

DATED 19 DECEMBER 2008

VANTAGE DEEPWATER COMPANY
(and subsidiaries)

- and -

MANDARIN DRILLING CORPORATION

_______________________________________________

MANAGEMENT AGREEMENT
in respect of the drillship (the “Platinum Explorer”)

________________________________________________

THIS MANAGEMENT AGREEMENT (this “Agreement”) is made as of the 19th day of December, 2008.

BETWEEN:

(1)
MANDARIN DRILLING CORPORATION, a corporation organized under the laws of the Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island Majuro, Marshall Islands, MH 96960,

hereafter referred to as “Mandarin”;

(2)	VANTAGE DEEPWATER COMPANY, a Cayman Islands exempted company having its registered office at P.O. Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands,

hereafter referred to as “Operator”.

Mandarin and Operator are hereinafter also referred to individually as “Party” and collectively as “Parties”.

WHEREAS:

A.	Mandarin is owned 55% by F3 Capital, a Cayman Islands exempted company and 45% by Vantage Deepwater Company, a Cayman Islands exempted company (together the “Shareholders”);

B.	Mandarin is the legal owner of the dynamically positioned ultra deepwater drillship “Platinum Explorer” with Hull No. 3601 (hereinafter called the “Vessel”);

C.
The Shareholders have determined that it is in their mutual best interest to have Operator market and operate the Vessel on behalf of Mandarin to third party clients (which may be referred to herein as “Charterer” or “Client”).

D.	Operator has marketed and has outstanding proposals to Clients as of the date of this Agreement.

NOW IT IS AGREED BETWEEN THE PARTIES AS FOLLOWS:

1.	DEFINITIONS

1.1.
The Recitals form part of this Agreement.  Unless the context otherwise requires, words in the singular include the plural and vice versa.  Clause headings shall not affect the interpretation of this Agreement.  References to any document include the same as varied, supplemented or replaced from time to time.

1.2.	In this Agreement, the following expressions shall have the following meanings:

1.2.1.
“Affiliate” with respect to any Person means any other Person which controls, is controlled by, or is in common control with, such first Person. As used in this definition, the term “control” shall mean in the case of a corporation or similar entity, the beneficial ownership, directly or indirectly, of shares or other interests carrying more than 50% of the votes (other than votes of directors’ qualifying shares or nominees) exercisable for the election of directors or other governing Persons, or, in the case of a partnership or similar entity, the beneficial ownership, directly or indirectly, of more than 50% of the interests therein and the power to exercise control over the entity;

1.2.2.
“Charter Agreement” means a contract for the employment of the Vessel which is awarded to Operator by a third party Client for purposes of providing drilling services, well intervention services, subsea construction services, accommodation services, or other such services as the Shareholders approve.

1.2.3.	“Charter Periods” means one or more periods during which the Vessel is employed under a Charter Agreement;

1.2.4	“Free Cash Flow” for purposes of this Agreement means revenue generated directly from the performance of a Charter Agreement less the direct operating costs to generate the revenue;

1.2.5	“Stacking Periods” means any period during the term of this Agreement in which the vessel is not operating pursuant to a Charter Agreement;

1.2.6	“Person” means any person, firm, company, partnership or other entity;

1.2.7
“Work” means the services set out in Clause 2 hereof and shall include all action which the Operator in its discretion considers to be necessary to ensure the safety of the personnel on the Vessel or the Vessel itself as well as mitigation of non-performance under the Charter Agreements.

2.	COMMENCEMENT AND PERFORMANCE

2.1.
Present Condition of Vessel.  Mandarin undertakes to provide the Operator with copies of all relevant documentation in respect of the Vessel in the English language, including detailed drilling equipment lists.  In accepting the Vessel, Operator makes no representation as to the fitness of the Vessel for work pursuant to charter agreements, seaworthiness, working order or that the Vessel is without defect as to title, condition, design, operation or fitness for a particular use.  Mandarin represents that upon delivery of the Vessel to Operator, it shall be in seaworthy condition and fit for use, and any costs associated with preparing the Vessel for work, seaworthiness, ensuring that the Vessel in working order or curing a defect will be the financial responsibility of Mandarin.

2.2.
Use of Vessel.  The Operator shall have full use of the Vessel and shall employ the Vessel as a mobile drilling and/or workover unit, provided that Operator, in respect to the use of the Vessel, shall at all times comply with all applicable laws and regulations relating to the Vessel, subject matter of this Agreement, compliance with any other third party (including Client(s)), and in accordance with good oil industry practice.

2.3.
Operation of Vessel.  The Operator shall have exclusive possession and control of the Vessel and shall crew, victual, navigate, operate, supply, fuel, maintain and repair the Vessel at Mandarin’s expense and may pay on behalf of Mandarin other charges and expenses of any kind and nature whatsoever incidental to the use and operation of the Vessel, including, but not limited to the following:

i.	Cost of Operator-provided personnel;
ii.	Travel costs for Operator provided personnel;
iii.	Purchases of materials, supplies, equipment, parts and storage, transport and assembling thereof, and cost of subcontractors in connection with specific assignments;
iv.	Expenses incurred for keeping the Vessel in line with certification and classification requirements including Special Periodic Surveys;
v.
Professional services for all analysis or technical assistance required to the extent that such services qualitatively cannot be performed by the Operator or the Operator’s own employees, including legal, accounting and other consulting services which may be received from non-affiliate third parties;

vi.	Direct Internal Quality and Safety audit costs when carried out on board the Vessel;
vii.
Shorebase expenses including payroll and payroll related expenses to shorebase staff, administrative staff, storage, transportation, office, overhead and warehouse upkeep at shorebase’ site including mobilization and demobilization of the same;

viii.	Catering costs;
ix.
Customs duties, corporate taxes, withholding taxes, and other taxes of whatsoever nature levied on Mandarin or the Operator and arising solely from contracts entered into in respect of the Vessel and levied in jurisdictions where the Vessel is located from time to time and/or in connection with this Agreement or a Charter Agreement;

x.	brokerage, commission and agency fees to third parties, if any;
xi.
All other reasonable expenses and costs of similar nature which are reasonable costs and expenses that the Operator in its discretion considers to be necessary to ensure the safety of the personnel on the Vessel or the Vessel itself as well as mitigation of non-performance under the Charter Agreements; and

xii.	Insurance costs, including deductibles and premiums.

In addition to and as part of the foregoing and for the avoidance of doubt, Mandarin shall fully and completely pay to the Operator all costs, liabilities and expenses incurred by them directly arising out of or directly relating to the performance of this Agreement, including (without duplication or limitation) costs, liabilities and expenses arising out of or relating to Charter Contracts for the Vessel, any contract or arrangement in connection with the Vessel (including arrangements for engineering, project management or technical services); costs, liabilities and expenses in connection with efforts to procure, and procurement of, goods and services from providers and potential providers; personnel costs, liabilities and expenses (including fully burdened salaries, bonuses, overtime premiums and other amounts, including benefits and relocation costs and expenses, payable to or on behalf of personnel, social expenses and recruitment costs); operating base costs liabilities and expenses; fees and other costs, liabilities and expenses in respect of performance or surety bonds or guarantees (including those which may be required under applicable charter contracts), letters of credit and similar instruments or other credit support; taxes (not including any taxes on Operator’s overall net income, profits or gains attributable to any fees or other payments made under this Agreement); insurance costs, liabilities and expenses (including premiums and deductibles); transportation costs, liabilities and expenses; costs, liabilities and expenses arising out of obtaining or maintaining permits, licenses, approvals, consents, waivers, variances, and other authorizations; brokerage and agency fees and commissions; and other costs, liabilities and expenses.  All expenses incurred by Operator under the terms of the Agreement on behalf of Mandarin are payable by Mandarin to the Operator on demand.

2.4.
Personnel.  The master, officers, and mating of the Vessel (the “Crew”) and all other persons at any time on board of the Vessel shall be deemed to be engaged and employed exclusively by the Operator and shall be deemed to be and remain the Operator’s servants, navigating and working the Vessel solely on behalf of the Operator, except for other 3rd party contractors on the Vessel providing services to Operator or Charterer.  The Operator shall:

i.	select and engage the Vessel’s Crew;
ii.
ensure that the applicable requirements of the law of the flag of the Vessel are satisfied in respect of manning levels, rank, qualification and certification of the Crew and employment regulations including Crew’s tax, social insurance, discipline and other requirements;

iii.
ensure that all members of the Crew have passed a medical examination with a qualified doctor certifying that they are fit for the duties for which they are engaged and are in possession of valid medical certificates issued in accordance with appropriate flag requirements. In the absence of applicable flag requirements the medical certificate shall be dated not more than three months prior to the respective Crew members leaving their country of domicile and maintained for the duration of their service on board the Vessel;

iv.	ensure that the Crew shall have a command of the English language of a sufficient standard to enable them to perform their duties safely;
v.	arrange transportation of the Crew, including repatriation;
vi.	train the Crew and supervise their efficiency;
vii.	conduct union negotiations; and
viii.	operate the Operator’s drug and alcohol policy unless otherwise agreed.

2.5.	Local Services. The Operator shall contract directly with appropriate parties for local services, including base operations, in the areas of operation for the Vessel (the “Service Contract”).

2.6.
Incidents and Claims.  The Operator will keep Mandarin fully informed regarding incidents during the term of this Agreement (the “Term”) which give or could give rise to claims by or against 3rd parties including damage to the Vessel, serious illness of personnel, and injury, and use all reasonable endeavours to protect the interest of Mandarin with respect to claims by or against third parties, including personnel employed aboard the Vessel, in respect of incidents occurring during the Term.

2.7.
Upgrades and Enhancements.  Upgrades and enhancements to the Vessel will be at the discretion of Mandarin, unless previously approved pursuant to Section 4.2, and remain the direct obligation of Mandarin, except as otherwise required pursuant to applicable drilling contracts, in which event Operator shall have the option but not the obligation to procure such upgrades or enhancements and rebill any such costs to Mandarin.  Upgrades and enhancements will be distinguished from repairs and maintenance as (i) new equipment purchases for equipment not previously maintained on the Vessel, (ii) shipyard work which prolongs the useful life of the Vessel, and (iii) replacement of equipment which substantially increases the specification or use of the equipment (collectively, “Upgrades”).  Repairs and maintenance will include the replacement of equipment previously existing on board the Vessel which has become unserviceable or inefficient.

2.8.
Stacking Periods.  During stacking periods, Operator shall maintain the operational functionality of the Vessel including maintaining full drilling and/or marine crews (as necessary to comply with applicable law and good oilfield practices), but look to minimize costs as can be achieved without reducing the marketability of the Vessel. If, based on the Operator’s marketing efforts, it is mutually determined with Mandarin that the Vessel will not be contracted for an extended period of time, Mandarin may notify Operator to “cold stack” the Vessel.  During any such cold stack, the Operator shall reduce crews and related costs, maintenance and operating costs as can be achieved while maintaining the Vessel’s certifications and preventing unnecessary physical depreciation of the Vessel.

2.9.
Mandarin Inspection. Mandarin’s representatives shall be entitled to board the Vessel for the purpose of inspecting the Vessel and its operations subject, at all times, to the consent of the Client where applicable.

2.10.
Mortgage Compliance.  The Operator will not by act or omission of Operator cause Mandarin to be in breach of any provision of any mortgage registered over the Vessel and Mandarin will provide Operator with a copy of said mortgage, if any. Operator will provide such confirmation as may be reasonably required by Mandarin’s lenders.

3.	EQUIPMENT MAINTENANCE

3.1.	The Operator will have the responsibility for maintaining all equipment on board the Vessel including:

i.	Logistics of receiving equipment to the Vessel,
ii.	Clearing customs for such equipment,
iii.	Repairing and maintaining equipment in good working order,

iv.	Replacing equipment which is damaged, defective, depreciated, or for any reason not in good working order and cannot be repaired at a reasonable costs as determined by Operator,
v.	Maintaining adequate spare parts, tools and machinery whether on shorebase storage facilities or on board Vessel,
vi.
Placing any such equipment on board the Vessel, as determined at the sole discretion of Operator, which is determined to be necessary to the health, well-being or safety of the personnel on board the Vessel, and

vii.	Remove any equipment determined to be unnecessary to the operation of the Vessel;
Excluding:

i.	Equipment of 3rd party contractors engaged by Client, and
ii.	Upgrades as defined in Section 2.7

3.2.
Notwithstanding the foregoing, where in connection with such operation, the Operator will or is likely to incur expenditures not contemplated by or greater than the amount specified in respect thereof in any budget as is referred to in Clause 4.2 and where any such expenditure will or is likely to exceed US$5.0 million or, in any calendar month, sums which, in the aggregate, are in excess of US$5.0 million, the Operator shall, prior to incurring such expenditure, notify Mandarin. Nevertheless the Operator shall, in its reasonable opinion, take necessary immediate action to avert danger to life or health or loss or damage to the Vessel or other property of Mandarin, comply with commercial terms of Charter Agreements, prevent environmental damage, comply with all applicable laws and regulations and is entitled and obligated to take such action without the prior consent of Mandarin.  Operator shall promptly notify Mandarin of the action so taken by it and of the amount of expenditure incurred by it in so doing.

3.3.
The Operator will use its best endeavours to ensure that materials and equipment procured by it hereunder are purchased on the most economical terms available, as to price and payment, and having regard to the quality and availability of the materials and equipment concerned.

3.4.
The Operator shall provide for technical supervision, repairs, classification, customary maintenance and, in all other respects, use its best endeavours so that, at all times during Charter Periods, the Vessel is kept duly operational and seaworthy, and maintain their certificates and permissions for maritime and drilling and workover operations all in accordance with good oil industry practice.

3.5.
The Operator will provide, if required by any Client or any relevant authority, an internal control system (Quality Assurance and Quality Control), which is approved by relevant certifying authorities and regulating bodies.

4.	MARKETING AND CONTRACTS

4.1.
Mandarin wishes the Operator to market the Vessel with its good name and standing for purposes of obtaining contracts to employee the Vessel and to review, prepare and submit all bids to further Mandarin’s goal of maintaining continued employment for the Vessel.

4.2.
The Operator shall, prior to making any commercial proposal to a potential Client in relation to bids referred to in Clause 4.1, notify Mandarin of the terms and conditions of such commercial proposal. These shall include a budget setting out an estimate of the expenditure, whether of a capital or income nature, to be incurred in connection with the performance of any contract of employment of the Vessel that may result from such commercial proposal, the revenue (including mobilisation/demobilisation and day rates) expected to arise therefrom and also any projected profit. Mandarin shall, within 5 working days (that is days, other than Saturdays, Sundays and public holidays in either Houston, Texas or Taiwan) (“Working Days”) from the date of the giving of the notice concerned by the Operator notify the Operator whether or not it agrees with and authorizes such proposal. If Mandarin so notifies the Operator that it agrees with such proposal, it shall be forthwith made to the potential Client but if it so notifies the Operator that it does not agree such proposal, it shall not be made to the potential Client.

4.3.	Mandarin acknowledges that the Operator may have under its management vessels which may from time to time compete with the Vessel for 3rd party Client contracts.

5.	Insurance

5.1.
The Operator shall provide that the Vessel and all consumable, materials and equipment thereof and the Operator’s employees are at all times during the Term adequately insured with reputable underwriters on the best possible terms. Operator shall ensure that such insurance shall be fully in compliance with the requirements of the holder of the mortgage on the Vessel, if any.  Subject to the foregoing, the following minimum insurance coverage will be maintained by the Operator on behalf of Mandarin at all times during Charter Periods:

(a)	All Risks Hull and Machinery Insurance (including underwater and in-hole equipment) against marine and war risks, to the full market value of the Vessel; and

(b)
Full Protection and Indemnity Insurance, or equivalent, in respect of liabilities of Mandarin and/or Operator, as applicable, to third parties including but not limited to pollution or contamination, removal of wreck and recovery of equipment lost overboard.

5.2.
Insurances in respect of the personnel (such as workmen’s compensation and employer’s liability) whether employed on board the Vessel or not will be the responsibility of the employers of such personnel.

5.3.
The Operator, on behalf of Mandarin, shall use its best endeavours to arrange additional or alternative insurance coverage to those specified in Clause 5.1 as may from time to time be required for the fulfilment of any Charter Agreement.

5.4.	The arrangement and maintenance of such additional or alternative insurance coverage shall not prejudice the arrangement and maintenance of any insurance referred to in Clause 5.1.

5.5.	It is agreed that all premiums and deductibles paid under such insurances shall be considered as operating costs.

5.6.
It is further agreed and the Operator shall arrange that the insurances effected on behalf of Mandarin hereunder shall be endorsed with a statement that the Operator is an additional insured and that the underwriters waive their rights of subrogation and/or recourse, whether express or implied, against the Operator and/or its subcontractors and its affiliated companies and against any party designated in writing by the Operator with whom the Operator has entered into a hold harmless agreement or otherwise in respect to the Vessel and operations involving the Vessel.  This Agreement shall be copied by Operator to the relevant underwriters and their written approval that the indemnities herein contained are acceptable as being normal in the oil industry shall be obtained by the Operator.

5.7.	Operator shall provide Mandarin with copies of the relevant policy(ies) of insurance and with evidence of the payment of the relevant insurance premiums.

5.8.

(a)	In the event of an accident or incident during the Term which will or may give rise to a claim the Operator shall immediately notify Mandarin and the relevant insurance underwriters.

(b)
The Operator, on behalf of Mandarin, shall liaise with Mandarin’s insurers, underwriters, agents, surveyors, loss adjusters and/or as may be required and prepare all documentation necessary in connection therewith.

(c)	The responsibility of making a claim shall be that of the Operator on behalf of Mandarin.

(d)	The Operator shall not authorise repairs or settle any claims without first obtaining Mandarin’s consent.

(e)	Mandarin and the Operator agree to cooperate to the fullest possible extent in order to speed up insurance claims processing.

5.9.
The Operator shall take out and maintain all statutory employer’s liability insurance to cover the Operator’s employees in compliance with applicable laws. To ensure that the actions of such personnel are insured at all times while working on or in relation to the Vessel, Mandarin, if possible, shall be entered as co-assured in the Operator’s insurances.

5.10.
The premiums payable by Operator in respect of all insurance effected shall be for the account of Mandarin.  Such premiums shall be paid by their due date.  Mandarin shall promptly reimburse Operator upon demand for any premiums paid by Operator.

6.	Administration and Accounts

6.1.
During the Term, the Operator will maintain separate books, records and accounts for all revenue and expense derived from operating and maintaining the Vessel and entering into Charter Agreements.  All such books, records, accounts, Charter Agreements and other related documents shall be available to Mandarin or its appointees for inspection at all reasonable times.

6.2.	The Operator shall provide quarterly reports that contain the following:

6.2.1.	Major repairs/capital investments

6.2.2.
Statement of Operations including all of the revenue and expenses incurred in operating and maintaining the Vessel and a Statement of Cash Flows in reasonable detail to provide Mandarin a review of the Operator’s obligations pursuant to the Agreement.

6.2.3.	Quarterly actual and year to date results compared with the budget

6.2.4.	In addition, the Operator shall provide Mandarin with a copy of the monthly report from the Vessel containing a brief summary on safety, Client relationship, invoices and revenue.

6.2.5.
Operator shall furnish to Mandarin all information (financial or otherwise) reasonably requested by Mandarin for its own accounts or audits in respect of the Agreement and any assistance required to be given to its auditors in respect of the Agreement.

6.3.	The Operator shall establish separate bank accounts for purposes of this Agreement and the operation of the Vessel.

7.	Flow of Funds

7.1.
Mandarin undertakes to transfer the sum of two months expenses (to be agreed by the Parties) (the “Minimum Working Capital”) to Operator upon the effective date of this Agreement for purposes of working capital.

7.2.
Mandarin acknowledges that during the Term the Operator will retain from revenue funds to ensure that Operator has a minimum of two months expenses on account, as estimated by Operator.  In the event that Operator notifies Mandarin that there is less than two months expenses on account, Mandarin shall fund to Operator the shortfall within five (5) business days.

7.3.
Under no circumstances shall the Operator, without the prior written approval of Mandarin (which approval may not be unreasonably withheld), be entitled to borrow funds or enter into any agreement to borrow funds in such a manner as to bind Mandarin, or create any lien, claim or encumbrance on the Vessel.

7.4
Mandarin acknowledges that during the Term, the Operator will receive all revenue arising out of or in connection with the Vessel and the Charter Agreements.  The Operator shall account for all revenue and expenses in accordance with Clause 6 hereof.

7.5
The Operator shall remit to Mandarin on a  monthly basis all revenue arising out of or in connection with the Vessel and the Charter Agreements, net of any and all expenses for the operation of the Vessel, net of the Management Fee, net of any shortfall in Minimum Working Capital, and net of costs of any upgrades and enhancements.

8.	MANAGEMENT FEE

8.1.	For its services under this Agreement Operator shall be entitled to collect from revenue a management fee in the amount of US$15,000 per day plus 5% of Free Cash Flow (the “Management Fee”).

8.2.	Mandarin shall reimburse the Operator for travelling expenses and other out of pocket expenses properly incurred by the Operator in connection with this Agreement.

8.3.
In the event of a sale of the Vessel or termination of this Agreement, the Operator shall hold one hundred twenty five percent (125%) of the minimum working capital for a period of six months to settle any resulting claims, vendor invoices, or costs associated with winding up the business. After six months, Operator shall remit to Mandarin any unused funds from the minimum working capital.

8.4
For every Charter Agreement that the Operator secures on behalf of Mandarin in respect of the Vessel, the Operator shall be entitled to receive a marketing fee equal to 1% of the respective day rate for such Charter Agreement (the “Marketing Fee”). In the event that Mandarin and the Operator play an active role in securing a Charter Agreement, the Marketing Fee shall be shared equitably between Mandarin and the Operator in such proportions as the Parties shall agree.

9.	INDEMNITIES

9.1.
In this clause, a reference to a party’s Economic Group shall mean that party and such party’s personnel or employees, affiliates, representatives, officers, directors, shareholders and subcontractors.

9.2.
Subject to clause 9.4, Mandarin shall indemnify and hold harmless the Operator against all liabilities, costs, expenses, damages and losses (including any interest, penalties and legal and other reasonable professional costs and expenses) suffered or incurred by the Operator arising out of or in connection with:

(a)	Mandarin’s breach or negligent performance or non-performance of this agreement; or

(b)
any damage, loss or claim of whatsoever nature and howsoever arising relating to the Vessel, its hirers and users (including, without prejudice to the foregoing, for damage to or loss of property, including the Vessel and all direct and consequential loss); or

(c)
all actions, proceedings, claims, demands or liabilities whatsoever that may be brought by any other person against, or incurred by the Operator in relation to or in connection with its performance of this Agreement.

9.3.
The indemnity set out in clause 9.2 shall not apply to the Operator to the extent that a claim under it results from the gross negligence (being the creation of a known extreme risk and acting with indifference to that risk) or willful misconduct of the Operator or its Economic Group.

9.4.	Liabilities Between the Parties

9.4.1.
The Operator and Mandarin shall hold harmless and indemnify each other from and against all claims, costs expenses or liabilities arising from or connected with the performance of this Agreement in respect of:

(a)	death of or personal injury to any of their respective Economic Groups;

(b)	loss of or damage to the property of the respective Economic Groups;

(c)	any consequential or economic loss or damage suffered by the respective Economic Groups;

howsoever arising and irrespective of negligence or other breach of legal duty by the Economic Group seeking indemnification.

9.4.2.
For the express purposes of Clause 9.4, Liabilities Between the Parties, of this Agreement only, Mandarin contracts on its own behalf and expressly as agent on behalf of and as trustee for the benefit of all persons who are or may be from time to time within Mandarin’ s Group and all such persons shall to this extent be deemed to be parties to this Agreement.

9.4.3.
For the express purposes of Clause 9.4, Liabilities Between the Parties, of this Agreement only, the Operator contracts on its own behalf and expressly as agent on behalf of and as trustee for the benefit of all persons who are or may be from time to time within its Economic Group and all such persons shall to this extent be deemed to be parties to this Agreement.

10.	TERMINATION

10.1.	Mandarin may terminate this Agreement at any time if:

10.1.1.	The Shareholders elect to terminate the contract subject to the following limitations:

(a)
Operator has a satisfied all obligations with regard to Charter Agreements  with a 3rd party Clients, commitments to use the Vessel and there are no outstanding bids or proposals previously submitted by Operator to potential Clients,

(b)	All payments due Operator, if any, from Mandarin have been made, and

(c)	Mandarin has provided Operator 60 days written notice.

In the event of the termination of this Agreement, Mandarin shall pay to the Operator all such amounts to which the Operator may be entitled pursuant to the services performed under this Agreement as and when such amounts fall due for payment;

In addition, Mandarin shall pay such amounts (if any) as the Operator may become legally liable to pay under any contract of employment or by reason of any regulation or legislation for employee protection to personnel who may have been employed by the Operator or its group companies on the Vessel to perform any part of the services to be provided under this Agreement and who shall become redundant as a result of such termination. Mandarin’s exposure under this clause is limited to a maximum of three months’ salary per employee in the employ of the Operator at the time of receipt of notice of termination. Mandarin is only responsible for any redundancy payments or equivalent for the period of time the Operator’s personnel have been employed on the Vessel from the date of this Agreement and provided timely notice is issued to all affected personnel, Operator shall use its reasonable best efforts to assist and support Mandarin or Mandarin’s nominee in procuring the services of such employees or sub-contractors as Mandarin may wish to employ.

10.1.2.
The Operator shall go into liquidation (otherwise than voluntarily for the purpose of reorganization or reconstruction), make an assignment for the benefit of creditors, make an arrangement, composition or compromise with its creditors or have a receiver or administrator appointed in respect of the whole or any part of its assets or shall otherwise be unable to pay its debts as and when they become due.

10.1.3.	The Operator ceases or threatens to cease to carry on its business.

10.2.	Operator may terminate this Agreement at any time if:

(a)
Operator has a satisfied all obligations with regard to Charter Agreements with a Client, commitments to use the Vessel and there are no outstanding bids or proposals previously submitted by such party to potential Clients,

(b)	All payments due Mandarin, if any, from Operator have been made, and

(c)	Operator has provided Mandarin 60 days written notice.

10.3.	Default.

(a)
The Operator shall be entitled to terminate the Agreement with immediate effect by notice in writing if any monies payable by Mandarin under this Agreement shall not have been received in the Operator’s nominated account within thirty days of receipt by Mandarin of Operator’s written request or if the Vessel is repossessed by the Mortgagees.

(b)
If Mandarin fails to meet its obligations under this Agreement for any reason, the Operator may give notice of the default to Mandarin, requiring it to remedy such default as soon as practicable.  In the event that Mandarin fails to remedy such default within a reasonable time to the satisfaction of the Operator, the Operator shall be entitled to terminate the Agreement with immediate effect by notice writing.

10.4.
This Agreement shall be terminated in the event of the actual or constructive or compromised or arranged total loss or requisition for title of the Vessel on the date four months after such total loss occurs or is agreed with insurance underwriters (as the case may be, or such other date as may be agreed).

10.5.
If the Vessel is sold, Mandarin or Operator shall be entitled to terminate this Agreement by giving notice to the other parties, such notice to expire on such date as Mandarin may specify.  Further, if the ownership in Mandarin as between the Shareholders and/or any unaffiliated third party shall change such that the Shareholders no longer hold ownership positions in Mandarin in the current percentages above listed, but in any event this termination may only be triggered by Operator.

10.6.
If Mandarin fails to pay the remuneration payable to the Operator within thirty (30) calendar days of the due date, the Operator may at any time thereafter terminate this Agreement by thirty (30) calendar days prior written notice to Mandarin.

In the event that Mandarin fails to make payment on due date to the Operator of any monies owing under this Agreement, Mandarin agrees that the amount unpaid for the time being shall bear interest at a rate of two percentage points above the three months’ LIBOR rate as quoted in the Financial Times on the due date.

10.7.	Termination of this Agreement under any circumstances shall be without prejudice to any outstanding claims hereunder which either Mandarin or Operator may have against the other.

10.8.	Upon any termination of this Agreement, the Operator shall use its reasonable best endeavors to assist in a smooth transfer of the Vessel to any new operator and/or Mandarin.

Notwithstanding any other provision of this Agreement, in light of the potential, direct contractual relationships between Operator and Client(s) of the Vessel as contemplated this Agreement, this Agreement may not be terminated by Mandarin if the effect of such termination would be that Operator would be unable to perform its obligations under the Client contract, unless either the Operator sought full releases from all obligations to Clients or the contractual relationships with Client are otherwise novated.

11.	ASSIGNMENT – SUBCONTRACTING

11.1.	The rights and obligations of a party hereunder may not be assigned or transferred without the prior written consent of the other party (such consent not to be unreasonably withheld).

11.2.
Either party may however assign or transfer such rights and obligations to any wholly owned subsidiary, wholly owned Affiliate or other wholly owned group company designated by it PROVIDED THAT such Party effecting the assignment or transfer shall remain responsible for the proper performance of this Agreement and such transfer does not result in adverse tax consequences to either Mandarin or Operator.

11.3.
The Operator may, wherever necessary, engage subcontractors (including affiliated subcontractors) on an arms length basis for the performance of specific assignments, without thereby in any way being relieved of its responsibility for the performance, administration and direction of these services. The indemnity as contained in 9 above shall, as between Mandarin and the Operator, apply in respect of actions or omissions of aforesaid sub-contractors and may be passed on to the sub-contractor in the discretion of the Operator.  Prior to engaging an affiliated subcontractor, Operator must provide 30 days notice to Mandarin.  Additionally, in the event that Operator seeks to engage the services of an affiliated subcontractor, Mandarin reserves the right to review the terms and conditions of the subcontractors agreement.

12.	FORCE MAJEURE

12.1.
Each Party to this Agreement shall be relieved from complying with any term of this Agreement to the extent that, and only so long as, such compliance is prevented or delayed by force majeure, which is defined as civil or labour disturbances, riots, strikes (other than a strike limited to the employees of either Party), wars (declared or undeclared), military actions, insurrections, rebellion, acts of any governmental or military agency under actual or assumed authority, action of elements, floods, storm or other acts of God or any cause beyond the control of either Party, whether or not similar to the matters herein specifically enumerated and provided that the event shall not have been caused by the action or negligence of either of the Parties, and that the Party and/or the Parties affected shall do its, or their, utmost to remedy the above circumstances.

12.2.	Any Party claiming force majeure shall promptly notify the other Party, with the evidence of the occurrence of such event.

12.3.
If either Party hereto is prevented from or delayed in performing all or any of its obligations thereunder as a direct result of force majeure, such non performance shall not be considered as a breach of this Agreement and that Party shall be relieved from such obligation which shall suspend payment by the other Party for the duration of such force majeure.

12.4.
Notwithstanding the foregoing to the extent that the event claimed as force majeure impacts upon or would impact upon the performance of any Charter Agreement, such event must be recognised as a force majeure event in terms of such Charter Agreement before it can qualify as a force majeure event hereunder.

13.	LAW AND DISPUTE RESOLUTION

13.1.	This Agreement shall be governed by and construed in accordance with English law.

13.2.
The parties irrevocably agree that the courts of England in London have exclusive jurisdiction to settle any disputes or other matters whatsoever arising under or in connection with this Agreement (including a dispute relating to non-contractual obligations arising in connection with this Agreement) and any disputes or other such matters arising in connection with the negotiation, validity or enforceability of this Agreement or any part thereof, and the parties accordingly irrevocably and unconditionally submit to the jurisdiction of such courts.

13.3
Each party irrevocably consents to the service of process relating to any proceedings before the English courts in connection with this Agreement by mailing or delivering a copy of the process to its address for the time being applying under Clause 14.

13.4
The agreements contained in this Clause 13 shall be severable from the rest of this Agreement and shall remain valid, binding and in full force and shall continue to apply notwithstanding this Agreement or any part thereof being held to be avoided, rescinded, terminated, discharged, frustrated, invalid, unenforceable, illegal and/or otherwise of no effect for any reason.

14.	NOTICES

14.1.	Any and all notices to be given under the terms of this Agreement shall be given in writing and shall be delivered personally or by facsimile or first class post to the following addresses:

To Mandarin:

Trust Company Complex,
Ajeltake Road,
Ajeltake Island, Majuro,
Marshall Islands MH96960
Fax: +44 20 7481 4968

with a copy to:

Ince & Co
International House
1 St Katherine’s Way
London E1W 1AY

Fax: +44 20 7481 4968

To the Operator:

Vantage Deepwater Company
c/o Vantage Drilling Company
777 Post Oak Blvd., Suite 610
Houston, Texas 77056
Fax: (281) 404 4749

14.2.	Either party may give reasonable notice to the other parties of any change of address at any time.

14.3.
A notice by fax shall be deemed to have been received at the time of dispatch provided that if the day of dispatch is not a Working Day in the country of the addressee or if the time of dispatch is after close of business in the country of the addressee, it shall be deemed to have been received at the opening of business on the next such Working Day.

15.	ENTIRE AGREEMENT

15.1.	This Agreement constitutes the entire agreement between the Parties.

15.2.
The Parties agree (each on its own behalf and on behalf of its Affiliates and with full warranty of authority) that this Agreement supersedes all prior negotiations, representations or agreements relating directly to the subject matter of this Agreement whether written or oral.  Affiliates of the Parties may enforce the provisions of this Clause in accordance with the Contracts (Rights of Third Parties) Act 1999.

15.3.	No changes, alterations or modifications to this Agreement shall be affected unless in writing and signed by the Parties hereto.

16.	COUNTERPARTS

This Agreement may be executed in any number of counterparts each of which shall be original but which shall together constitute the same instrument.

17.	SUBSTITUTION

Operator shall have the right to substitute any one of its subsidiaries as the operator of the Vessel, by written notice to Mandarin, which notice shall be signed by both Operator and such subsidiary, and shall contain such subsidiary’s agreement to be bound by this Agreement.  Upon receipt of such notice, any reference to Operator in this Agreement (other than in this Clause 17) shall be deemed to refer to such subsidiary in lieu of Operator.

IN WITNESS whereof the parties have executed this Agreement the day and year first above written.

SIGNED for and on behalf of		)

MANDARIN DRILLING CORPORATION		)
by	/s/ Hsin Chi Su	)
its duly authorised attorney		)
in the presence of:		)

Witness:	/s/ Richard Lee
Name:	Richard Lee
Address:	Flat 1, Unity Wharf, London, SE12BH
Occupation:	Trader

SIGNED for and on behalf of		)
VANTAGE DEEPWATER COMPANY		)
by	/s/ Douglas Halkett	)
its duly authorised attorney		)
in the presence of:		)

Witness:	/s/ R.E. Martn
Name:	Remy Martn
Address:	101 Samson Court, Ruskin Road, Belvedere, Kent
Occupation:	Receptionist